Exhibit 5.1

March 12, 2014

Regado Biosciences, Inc.

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 4,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Regado Biosciences, Inc., a Delaware corporation (the “Company”), that have been issued (such shares of Common Stock that have been issued, the “Shares”) by the Company.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP